Exhibit 10.4



                              CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement") is made effective as of August 1, 2004, by and between SonomaWest Holdings, Inc. of 2064 Highway 116 North, Sebastopol, CA 95472-2662, and Thomas R. Eakin d.b.a. Eakin Consulting, of 4612 Morris Court E, Santa Rosa, California 95405.

         In this Agreement, the party who is contracting to receive services shall be referred to as "SWH", and the party who will be providing the services shall be referred to as "Eakin". Eakin has a background in Financial Management and is willing to provide consulting services to SWH based on this background.

         SWH desires to have services provided by Eakin.

         Now therefore, the parties agree as follows:

         1. DESCRIPTION OF SERVICES. Beginning on August 1, 2004, Eakin will provide consulting services (collectively, the "Services") in the area of financial management and related management matters, specifically Eakin will perform the duties generally undertaken by a chief financial officer treasurer of a corporation; provided however, that Eakin shall report directly to Roger S. Mertz, Chairman of the Board of Directors of SWH. The Board of Directors of SWH shall elect Eakin Chief Financial Officer and Eakin shall have the authority to act for or on behalf of the corporation, which is usually held by a person holding the office of Chief Financial Officer. Should Eakin reasonably determine that any project or projects Eakin is requested to work on fall outside the scope of the duties generally undertaken by a chief financial officer of a corporation, Eakin shall notify Mr. Mertz of such determination and Eakin may reject that project or projects without breaching this Agreement. Mr. Mertz and Eakin shall use their respective commercially reasonable best efforts to resolve any disagreement with respect to whether or not the specific project or projects fall within the scope of the services to be performed by Eakin.

         2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Eakin shall be determined by Eakin. SWH will rely on Eakin to work as many hours as may be reasonably necessary to fulfill Eakin's obligations under this Agreement.

         3. PAYMENT. SWH will pay a fee to Eakin for the Services as set forth in Schedule A, which is attached hereto and incorporated herein by this reference. SWH will reimburse Eakin for any out of pocket expenses incurred in the provision of Services hereunder. Eakin will invoice SWH approximately every two weeks for consulting and expenses performed and/or incurred in the fourteen
(14) day period prior to or through the date of invoice, or for such longer period as may have passed since the date of the last invoice. Each invoice shall be due upon receipt: provided however, that payment shall be considered timely if paid within five (5) days of the date of invoice.



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         4.  SUPPORT SERVICES. SWH will provide sufficient office space at its executive offices in 2064 Highway 116 North, Sebastopol, CA (or at such future Sonoma County, California executive offices as SWH may occupy) for use by Eakin in performing the Services hereunder. SWH shall direct its employees to cooperate with and render assistance to Eakin in furtherance of the completion of the Services.

         5. TERM/TERMINATION. This Agreement shall continue in effect until July 31, 2005 unless terminated sooner pursuant to the following provision of this Paragraph 5. This Agreement may be terminated by either party upon thirty
(30) days prior written notice to the other party. A termination of this agreement shall automatically terminate Eakin as Chief Financial Officer of SWH.

         6. RELATIONSHIP OF PARTIES. It is understood by the parties that Eakin is an independent contractor with respect to SWH, and not an employee of SWH. SWH will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Eakin; provided however that Eakin shall be entitled to receive such grants of options as the Board of Directors may from time to time determine. Notwithstanding the foregoing, SWH agrees to provide Eakin with a certified copy of the minutes of the Board of Directors meeting at which Eakin is elected Chief Financial Officer and of any subsequent meeting in which he is again so elected. In addition, as material consideration to Eakin for his performance of the Services hereunder SWH agrees that at all times during the term of this Agreement, SWH will have and maintain a policy of Directors & Officers insurance which provides coverage for Eakin in an amount reasonably satisfactory to Eakin. Upon request SWH shall provide Eakin with proof of such coverage.

         7. LIMITATION OF LIABILITY AND INDEMNIFICATION. Eakin will not be liable to SWH, or to anyone who may claim any right due to a relationship with SWH, for any injuries due to any act(s) or omission(s) arising from or related to this Agreement and/or the performance of the Services hereunder or on the part of the employees or agents of Eakin unless the act(s) and/or omission(s) are due to Eakin's gross negligence or willful misconduct. SWH will indemnify and hold Eakin harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from, growing out of, or in any way connected with the Services rendered to SWH under the terms of this Agreement, unless Eakin is judged by a court of competent jurisdiction to have committed or be guilty of gross negligence or willful misconduct.

         8. INDEMNIFICATION. Eakin agrees to indemnify, defend and hold SWH free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from, growing out of, or in any way connected with the Services rendered to SWH the terms of this Agreement, in any and all cases in which Eakin has been judged by a court of competent jurisdiction to have committed or be guilty of gross negligence or willful misconduct.

         9. ASSIGNMENT. Eakin's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of SWH. SWH obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Eakin.



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

         10. CONFIDENTIALITY. SWH recognizes that Eakin will have the following information: future plans, business affairs, financial data and projections and other proprietary information (collectively, "Information") which are valuable, special and unique assets of SWH and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Eakin agrees that Eakin will not at any time or in any manner, either directly or indirectly, use any Information for Eakin's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of SWH. The confidentiality and limited use obligations set forth above shall not apply to information, which Eakin can demonstrate:

             (a) Was already in Eakin's possession prior to receipt of the same from the SWH without an obligation to maintain its confidentiality; or

             (b) Is now or becomes public information or otherwise generally known to the public without violation of this Agreement; or

             (c) Was received by Eakin without restriction from a third party which was lawfully in possession of such information and was not in breach of any agreement or any confidential relationship with SWH.

Disclosure of SWH Information is not prohibited if such disclosure is compelled pursuant to legal proceeding or otherwise required by law and prior written notice is given to SWH.

             Eakin will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material breach of this Agreement.

         11. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Eakin has disclosed (or has threatened to disclose) Information in violation of this Agreement, SWH shall be entitled to an injunction to restrain Eakin from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. SWH shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages except as is otherwise provided in this Agreement.

         12. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement for a period of five (5) years from the date of such termination

         13. RETURN OF RECORDS. Upon termination of this Agreement, Eakin shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Eakin's possession or under Eakin's control and that are SWH property or relate to SWH business.

         14. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:




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


                  If for SWH:       Roger S. Mertz
                                    Chairman of the Board
                                    SonomaWest Holdings, Inc.
                                    2064 Highway 116
                                    North Sebastopol, CA 95472-2662

                  If for Eakin:     Thomas R. Eakin
                                    Eakin Consulting
                                    PO Box 2725
                                    4612 Morris Court, E
                                    Santa Rosa, California 95405-0725

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

         15. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

         16. AMENDMENT. This Agreement may be modified or amended only by an amendment in writing signed by both parties.

         17. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

         18. WAIVER. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

         19. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

         20. ATTORNEYS' FEES. If any legal action is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, in addition to any other relief to which that party may be entitled.

         Executed at Santa Rosa, California, on July 28, 2004.

                                     "SWH":

                                     SonomaWest Holdings, Inc.

                                     By:      /s/ ROGER S. MERTZ
                                        ----------------------------------------
                                              Roger S. Mertz
                                              Chairman of the Board of Directors


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


                                     "Eakin"

                                      Thomas R. Eakin, d.b.a.  Eakin Consulting

                                      By:      /s/ THOMAS R. EAKIN
                                         ---------------------------------------
                                               Thomas R. Eakin








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


                                   SCHEDULE A
                  TO CONSULTING AGREEMENT DATED AUGUST 1, 2004

                                EAKIN CONSULTING
                        FINANCIAL & MANAGEMENT CONSULTING
                                  P.O. Box 2725
                            SANTA ROSA, CA 95405-0725
                          PHONE AND FAX: (707) 539-5627
                              CELL: (707) 483-1672
                         E-MAIL: tom@eakinconsulting.com

                             CONSULTING FEE SCHEDULE

                                 August 1, 2004

HOURLY FEES

o    Financial or management consulting $115.00/hour.

o Use of outside consultants billed at cost plus 10%, provided that any use of an outside consultant must first be approved by SWH.

o Legal proceedings (testimony in deposition, trials and arbitration/mediation hearings) are billable at 1.5 times the standard rate per hour.

TRAVEL

o    Travel inside Sonoma County - Non-chargeable.

o Travel outside Sonoma County - Travel time billed at one-half the consulting rate. Over-night travel - Daily rate to be mutually agreed upon in advance.

o Mileage outside Sonoma County is billed at the mileage rate established by the Internal Revenue Service.

o    Out of pocket expenses billed at cost.

BILLINGS

o    Invoices will be issued every two weeks.

o Minimum billing of four hours (in addition to travel time) for all required on-site visits or meetings outside Sonoma County.

o    Terms - Net five days from receipt.





                                   Schedule A
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